Mastercard Commits to Lowering U.S. Interchange for Small Businesses and Broader Merchant Community
Class settlement ensures no increases for five years, maintains consumer protections and value; encourages strong, ongoing competition and innovation

Purchase, N.Y. – March 26, 2024 – Mastercard (NYSE: MA) has reached an agreement to reduce its U.S. credit card interchange rates for at least a five-year period as part of a legal settlement with merchants.

The settlement, which also features a set of adjustments to Mastercard’s network rules, allows small businesses and all merchants to continue to benefit from accepting electronic payments while delivering consumers a simple and secure way to pay.

The agreement – agreed to by Mastercard, Visa and the court-appointed class counsel – provides all merchants with clarity and certainty on several areas related to their acceptance of payment cards, including:

•Interchange rate reduction – Payment networks, including Mastercard, will reduce the published and effective interchange rate on U.S.-issued consumer credit and commercial credit transactions at U.S. merchant locations.

•Five-year rate cap – The interchange reduction will effectively serve as a cap for a period of five years and will apply to all U.S.-issued credit programs, including new products required to be accepted under the Mastercard brand. The effort delivers merchants the certainty and visibility of their acceptance programs while supporting continued competition within the industry.

•Simplified surcharging and discounting rules – As part of the settlement agreement, the networks will activate a simplified approach to credit card transaction surcharging, providing merchants more optionality. These rules will maintain core consumer protections and transparency, replacing standards that had been updated in 2012.

“This agreement brings closure to a long-standing dispute by delivering substantial certainty and value to business owners, including flexibility in how they manage acceptance of card programs,” said Rob Beard, Chief Legal Officer, General Counsel and Head of Global Policy at Mastercard. “As the court reviews the settlement, we will focus our energy on continuing to provide consumers, small businesses and all business owners what they expect from Mastercard – a better payments experience, strong value and peace of mind.”

The settlement is subject to final approval by the Eastern District Court of New York. Upon final approval of the class settlement by the court, Mastercard will have resolved the vast majority all pending U.S. merchant litigations that are directed at seeking changes to the company’s interchange structure and merchant acceptance rules.

In agreeing to the settlement, Mastercard does not admit to any improper conduct with respect to the plaintiffs’ allegations. All rules practice changes will occur after approval of the settlement, most likely in late 2024 or early 2025.

This agreement follows a prior settlement with a damages class. That litigation and the impact to Mastercard are described in more detail in the company's Annual Report on Form 10-K for the year-ended December 31, 2023.

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About Mastercard (NYSE:MA)
Mastercard is a global technology company in the payments industry. Our mission is to connect and power an inclusive, digital economy that benefits everyone, everywhere by making transactions safe, simple, smart and accessible. Using secure data and networks, partnerships and passion, our innovations and solutions help individuals, financial institutions, governments and businesses realize their greatest potential. With connections across more than 210 countries and territories, we are building a sustainable world that unlocks priceless possibilities for all.

Mastercard Investor Relations Contact
Devin Corr, 914-249-4565
investor.relations@mastercard.com

Mastercard Communications Contact
Seth Eisen, 914-249-3153
Seth.Eisen@mastercard.com

Forward-Looking Statements
This press release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. When used in this press release, the words “believe,” “expect,” “could,” “may,” “would,” “will,” “trend” and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements that relate to Mastercard’s future prospects, developments and business strategies, as well as the impact of the settlement agreement on Mastercard’s business. We caution you to not place undue reliance on these forward-looking statements, as they speak only as of the date they are made. Except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events.

Many factors and uncertainties relating to our operations and our business environment, all of which are difficult to predict and many of which are outside of our control, influence whether any forward-looking statements can or will be achieved. Any one of these factors could cause our actual results or the impact of the settlement agreement to differ materially from those expressed or implied in writing in any forward-looking statements made by Mastercard or on its behalf. Such factors related to the settlement agreement include, but are not limited to, whether court approval of the settlement agreement will be obtained.

For additional information on other factors related to Mastercard’s overall business that could cause Mastercard’s actual results to differ materially from expected results, please see the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2023, and any subsequent reports on Forms 10-Q and 8-K.